Date May 22nd, 2023

(1) COYUCHI, INC.

(2) MARIE-ROSE KAHANE

LOAN AGREEMENT

THIS AGREEMENT is made on May 22nd 2023

BETWEEN:-

(1) **Coyuchi Inc of** 1400 Tennessee Street, San Francisco, CA, 94107 USA (the "**Borrower**"); and

(2) **Marie-Rose Kahane** of Chesa Carla, Giassa de las Barrieras 17, 7505 Celerina, Switzerland (the "**Lender**").

INTRODUCTION:

The Lender has agreed to make a loan of $600,000 to the Borrower upon the terms and conditions set out in this agreement.

IT IS AGREED as follows:-

1. **Interpretation**

1.1 In this agreement:-

"**Business Day**"	means a day (other than Saturday or Sunday) on which banks are open for general business in San Francisco, California
"**Disruption Event**"	an event which materially disrupts the systems for payment or communication or the financial markets needed in each case to enable payments to be made under this agreement or any other event occurs which results in disruption to the payment operations of a party which prevents it from performing its payment obligations under this agreement
"**Event of Default**"	means any event or circumstances specified as such in clause 5 (Events of Default)
"**Interest Rate**"	means the rate of interest per annum payable in accordance with clause 3
"**Loan**"	means the principal amount owing to the Lender under this agreement at any time
"**Payment Date**"	the date on which the Loan is made to the Borrower

1.2 References in this agreement (or to any provisions of, or definitions contained in, this agreement) or any other document shall be construed as references to this agreement, that provision or document in force for the time being and as amended

from time to time, but only to the extent that any such amendment has been made in accordance with the terms of this agreement.

1.3 Headings are for ease of reference only and shall be ignored in the interpretation of this agreement.

2. **The Loan**

2.1 The Lender shall transfer the principal amount of the Loan in full to the Borrower within five Business Days of the date of this agreement to such bank account as the Borrower shall designate for this purpose.

3. **Interest**

3.1 The Loan shall bear interest at the rate of 12% (the "**Interest Rate**") from the Payment Date until the Final Repayment Date.

3.2 Interest will be payable on the Final Repayment Date, or on such dates as may be agreed between the Borrower and the Lender.

3.3 Interest shall accrue from day to day on the balance of the Loan outstanding from time to time and shall be calculated on the basis of a year of 365 days for the actual number of days elapsed, and shall be compounded if not paid on the due date.

4. **Repayment**

4.1 The Loan together with all accrued but unpaid interest shall be repayable in full on 22 November 2023 (the "**Final Repayment Date**").

4.2 The Loan may be repaid in instalments of not less than EUR20,000 each on any date or dates prior to the Final Repayment Date.

4.3 The Loan and accrued but unpaid interest can be repaid in full by the Borrower surrendering the Units to the Lender.

5. **Events of Default**

5.1 In the event of any of the following (whether or not such event is caused by any reason whatsoever outside the control of the Borrower or any other person):-

5.1.1 failure by the Borrower to make any payment of any amount payable under this agreement on the due date, unless such failure to pay is caused by:

(a) an administrative or technical error and payment is made within three Business Days of its due date; or

(b) a Disruption Event and such payment is made within five Business Days of its due date; or

5.1.2 failure by the Borrower to comply with any provision of or covenant on its part contained in this agreement and such default is not remedied within 10

Business Days of the earlier of (i) the Lender giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply; or

5.1.3 the Borrower becoming bankrupt or making any arrangement or composition with his creditors generally.

then in any such case and at any time thereafter, the Lender may by written notice to the Borrower declare the Loan and all accrued but unpaid interest to be immediately due and payable.

5.2 Interest shall continue to be charged on the Loan in accordance with the provisions of clause 3 until the Loan is repaid and the outstanding interest and any other sums due are paid in full.

5.3 The Borrower shall indemnify the Lender on demand against any loss, liability or expense which the Lender may reasonably sustain or incur as a consequence of making such demand or as a consequence of non-performance by the Borrower of any obligation under this agreement.

5.4 No delay or omission on the part of the Lender in exercising any right or power under the terms of this agreement in accordance with this clause 5 shall impair such right or power, and any single or partial exercise thereof shall not preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender in respect of the Loan are cumulative and not exclusive of any right or remedy provided by law.

6. **Interest on Overdue Amounts**

Notwithstanding clause 3, the Borrower shall pay interest on a daily basis on amounts not paid on the due date under this agreement (including, without limitation, any amount payable under this clause 6) from the due date until the date of actual payment (both before and after judgment) at a rate per annum equal to 2% above the Interest Rate which would otherwise have been applicable to such overdue amount. Interest under this clause 6 shall be payable on demand from time to time and compounded monthly.

7. **NO THIRD PARTY RIGHTS**

The Borrower may not assign any of its rights under this agreement. None of the terms of this agreement is enforceable by any person other than the Lender, any person to whom the Lender has assigned its rights, and the Borrower.

8. **Notices**

8.1 Each communication to be made hereunder shall be made in writing which, unless otherwise stated, shall include e-mail.

8.2 Any communication or document to be made or delivered pursuant to this agreement shall (unless that other person has by five days' written notice to the other specified another address or another person for whose attention the communication or

document should be marked) be made or delivered to the addresses specified above and in each case shall be deemed to have been received (i) if made by e-mail, upon transmission to the correct e-mail address, provided that if transmission is made out of normal business hours at the place of receipt such e-mail shall be deemed to have been received at 9.00 am on the next Business Day (ii) or in the case of any communication made in person when delivered to the correct address.

9. **Counterparts**

This agreement may be executed in one or more counterparts which, taken together, shall constitute one instrument, and any of the parties may execute this agreement by signing one or more of such counterparts.

10. **Miscellaneous**

10.1 Any provision of this agreement, which is prohibited or unenforceable in any jurisdiction, shall be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions of this agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.2 A certificate from the Lender as to the amount at any time due from the Borrower to it under this agreement shall, in the absence of manifest error, be conclusive.

11. **Law and Jurisdiction**

11.1 This agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.2 Each party agrees that any legal action or proceedings, with respect to this agreement and any non-contractual obligations arising out of or in connection with it, may be brought in the courts of England, and such party accepts generally and unconditionally, the jurisdiction of such courts.

IN WITNESS of which the parties have executed this agreement the day and year first above written

SIGNED by)
Eileen Mockus)
CEO of Coyuchi Inc.)
)

DocuSigned by:
Eileen Mockus
.......D39537FC80BD4A2.....................

SIGNED by
MARIE-ROSE KAHANE) DocuSigned by: Marie-Rose Kahane
)
) ....573D4BD8EC0C487..........
)